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EXHIBIT 16.1 TO FORM 8-K/A

January 24, 2003

Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, DC 20549

Gentlemen:

We have read Item 4 of the Form 8-K/A dated January 24, 2003 of CyberCare, Inc. and are in agreement with the statements with respect to Ernst & Young LLP contained therein. We have no basis to agree or disagree with other statements of the Registrant contained therein.

                                                  /s/Ernst & Young LLP

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